EXHIBIT 19.1
INSULET CORPORATION
AMENDED AND RESTATED INSIDER TRADING POLICY

Insulet Corporation (the “Company”) has adopted this Policy to promote compliance with, and prevent violations of, insider trading laws by Company employees, officers, members of the Board of Directors (“Directors”) and consultants and to avoid even the appearance of improper conduct by these persons. The Policy is designed to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel as well as to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. Your strict adherence to this policy will help safeguard Insulet’s reputation and will further ensure that Insulet conducts its business with the highest level of integrity and in accordance with the highest ethical standards. You are responsible for understanding and complying with this policy.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading by individuals through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”) investigate and are very effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously.
The Company’s general counsel has been designated by the Company as the initial Compliance Officer for administering this Policy, and any questions regarding interpretation of the Policy should be addressed to him. The Compliance Officer shall have the authority to designate from time to time one or more other representatives of the Company to act in concert with him or in his place with respect to the administration and interpretation of the Policy. The Company may from time to time designate other persons as the Compliance Officer for administering this Policy.
Violation of this Insider Trading Policy by any Director, officer or employee of the Company or consultant to the Company may subject such person to disciplinary action by the Company, including termination of employment or consultancy, as applicable, as well as to criminal or civil penalties.
1.SCOPE OF POLICY.
(a) People Covered. This Insider Trading Policy applies to:
(i)All Directors, officers and employees of, and consultants to, the Company;
(ii) All family members who reside with any such Director, officer, employee or consultant, anyone else who lives in such person’s household, and any family member who does not live in such person’s household, but whose transactions in securities are directed or controlled by such person (for example, parents or children who consult with such person before engaging in transactions) (collectively, “Family Members”); and
(iii)Any investment fund, trust, retirement plan, partnership, corporation or other entity which an Insulet Director, officer, employee or consultant has the ability to influence or direct investment decisions of (a “Controlled Entity”).

Family Members, Controlled Entities and anyone executing trades on behalf of you or such parties are referred to as “Affiliated Parties”.
(b) Transactions Covered. This Insider Trading Policy applies to any and all transactions in the Company’s securities, including in the Company’s common stock, options to purchase the Company’s common stock, or any other type of securities that the Company may issue (including, but not limited to, preferred stock, convertible debentures, and warrants), as well as in derivative securities that are not issued by the Company but relate to the Company’s securities, such as exchange-traded options or swaps relating to the Company’s securities (collectively, “Company Securities”). For purposes of this Insider Trading Policy, any gift or other transfer of Company Securities without consideration (other than a bona fide gift to a charitable institution) will be treated as, and will be subject to the same prohibitions and restrictions that apply to, a transaction in Company Securities. Under certain circumstances described below, this Insider Trading Policy also applies to transactions in the securities of other companies.

2.INSIDER TRADING. It is generally illegal for any Director, officer or employee of the Company or consultant to the Company to engage in transactions in Company Securities while in the possession of material, nonpublic information about the Company. It is also generally illegal for any Director, officer or employee of the Company or consultant to the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information (such disclosure is referred to as “tipping”). In addition, if, in the course of his or her service to the Company, a Director, officer, employee or consultant learns material, nonpublic information about another company, it may be illegal for such Director, officer, employee or consultant to engage in transactions in the securities of that other company (or to disclose that information to others who may engage in such transactions). These illegal activities are commonly referred to as “insider trading.”
(a)“Material” Information. Information is generally regarded as material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell or hold a security or if disclosure of the information is likely to affect the market price of a security. Both positive and negative information may be material. Information may be material even if it is merely a projection or forecast or otherwise relates to future, speculative or contingent events. The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of a company’s securities. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•the Company’s financial results;
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements;
•pending or proposed mergers, acquisitions, tender offers or joint ventures;
•pending or proposed acquisitions or dispositions of significant assets;

•changes in senior management or the Board of Directors;
•actual or threatened litigation or governmental investigations or major developments in such matters;
•significant approvals, denials, warnings or other communications from, or significant penalties, recalls or other actions by, the U.S. Food and Drug Administration (or any comparable foreign authority);
•new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
•changes in the Company’s pricing or cost structure or major marketing changes;
•changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•changes in dividend policy, declarations of stock splits, public or private sales of additional securities, or establishment of a repurchase program;
•imposition of a ban on trading in Company Securities or the securities of another company;
•bank borrowings or other financing transactions out of the ordinary course;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•restructurings, bankruptcies or receiverships.
(b)“Nonpublic” Information. Nonpublic information is any information that is not available to the general public. Information is considered public if it is communicated by the Company by press release, SEC filing, official news releases on the Company’s website, or public conference calls and webcasts (for which adequate advance notice has been given). Even after the information is publicly announced, adequate time must pass for the market to become fully aware of the information before it is considered to be public. For purposes of this Insider Trading Policy, information will be considered “nonpublic” until after the close of trading on the second (2nd) full trading day following the Company’s (or, in the case of information regarding another company, such company’s) wide public release of the information. For example, if the Company distributes a press release disclosing material information on a Monday afternoon, such information will not be considered to be public until after the close of trading on Wednesday.
If you have any question as to whether particular information is material or nonpublic, you should not trade or communicate the information to anyone without prior approval by the Compliance Officer.

3.RESTRICTIONS.
(a) No Trading on Inside Information. While you are aware of material nonpublic information relating to the Company (except pursuant to a Rule 10b5-1 trading plan, as described in Section 4 below), you and any Affiliated Parties may not, directly or indirectly (through any other person or entity) trade in the securities of the Company. Similarly, you and any Affiliated Parties may not trade in the securities of any other company if you are aware of material nonpublic information about that company that you obtained in the course of your employment with the Company.

(b) No Tipping. You may not disclose material nonpublic information to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not you receive any benefit from the other person’s use of that information.

(c) Disclosure of Information to Others.  The Company is required under Regulation FD of the Securities and Exchange Commission to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss material information about the Company or its business in an internet “chat room” or similar internet-based forum. See Section 8 for additional information.

(d) Assisting Others. Neither you nor any Affiliated Parties may assist anyone who is engaged in any of the above activities.

(e) No Pledging or Holding in Margin Accounts. You and any Affiliated Parties are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

(f) No Short Sales, Hedging or Publicly Traded Option and Derivative Transactions. You and any Affiliated Parties are prohibited from engaging in short sales, hedging and monetization transactions with respect to Company Securities and from engaging in transactions in publicly traded put options, call options or derivative securities that constitute Company Securities.

(g) Standing or Limit Orders on Company Securities. The Company strongly discourages you and your Affiliated Parties from placing standing or limit orders on Company Securities. If you determine that you (or your Affiliated Parties) must use a standing order or limit order, the order must be limited to a short duration, such as same day.

4.EXCEPTIONS.
(a)Exercise of Employee Stock Options. The prohibitions and restrictions set forth in this Insider Trading Policy does not apply to the exercise of an option to purchase Company Securities as long as no Company Securities are sold in the market to fund the option exercise price or related taxes. (See Section 9(d) below for reporting requirements applicable to Directors and Section 16 Officers (as defined below). This Insider Trading Policy does apply, however, to sales of Company Securities received upon exercise of a stock option, including (but not limited to) any sale of such Company Securities to constitute part or all of the exercise price of an option, any sale of Company Securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or related taxes. In addition, options exercises are subject to Section 16 reporting.
(b)Purchases of Company Securities under Employee Stock Purchase Plan. This Insider Trading Policy does not apply to purchases of Company Securities in the Company’s Employee Stock Purchase Plan but does apply, however, to any sales of Company Securities acquired pursuant to such Plan.
(c)Purchases from and Sales to the Company. This Insider Trading Policy does not apply to purchases of Company Securities directly from, or sales of Company Securities directly to, the Company.
(d)Approved 10b5-1 Trading Plans. Trades that are executed pursuant to a pre-cleared 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information or, if applicable, to the restrictions set forth in the Company’s pre-clearance procedures and window/blackout periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet certain requirements:
(i)A 10b5-1 plan must be pre-cleared by the Compliance Officer and entered into at a time when you are not aware of material nonpublic information, and, if applicable, during an open window period;
(ii)A 10b5-1 plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws and you must act in good faith with respect to any 10b5-1 plan;
(ii)Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade;
(iii)The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion over those matters to an independent third party;
(iv)The plan must allow for the cancellation of a transaction and/or suspension of a trading program, upon notice by the Company, to the extent the Company deems such cancellation and/or suspension necessary or advisable; and

(v)The plan must include a “cooling-off” period of at least 30 days from the date the plan is adopted or modified to the date of the first trade made pursuant to such plan; Directors and Section 16 officers are subject to an extended cooling-off period which lasts until the later of (a) 90 days from the date the plan is adopted or modified; or (ii) two business days following the Company’s release of financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the plan was adopted.
Subject to limited exceptions, you may not have multiple, overlapping 10b5-1 plans. Notwithstanding anything herein to the contrary, it is your responsibility to comply with this Policy and applicable law, regardless of whether the Company’s Compliance Officer pre-clears a 10b5-1 plan.

5.PENALTIES. If you engage in insider trading, you may subject yourself, the Company, its officers and Directors and other supervisory personnel to civil and criminal liability under United States securities law.
(a) Civil and Criminal Penalties. Potential penalties for insider trading or tipping violations include but are not limited to (1) imprisonment for up to 20 years, (2) criminal fines of up to $5,000,000, and (3) civil fines of up to three times the profit gained or loss avoided.
(b) Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1,000,000 and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25,000,000. The civil penalties can extend personal liability to the Company’s Directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
(c) Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, up to and including termination for cause and damages, whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this Insider Trading Policy has been violated.

6.    POST-TERMINATION TRANSACTIONS. This Policy continues to apply to your transactions in Company Securities even after you have terminated your employment or other connections to the Company and its affiliates. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company Securities until that information has become public or is no longer material. If you are an Insider (as defined below), but not a Director or Section 16 Officer (as defined below), the procedures set forth in this Policy will cease to apply to your transactions in Company Securities upon the expiration of any restricted period that is applicable to your transactions at the time your employment or other relationship with the Company ends. Directors and Section 16 Officers are subject to the short-swing profit rules of Section 16 of Exchange Act of 1934, as amended (the “Exchange Act”), as discussed in Section 9(d) below.

7.CONFIDENTIAL INFORMATION. The Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.
8.UNAUTHORIZED DISCLOSURE. The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits you from discussing material, nonpublic information about the Company or its subsidiaries with anyone, including other employees or consultants, except as required in the performance of your duties, and making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on an electronic bulletin board or in a chat room, any sort of response, even if it presents accurate information, is considered improper disclosure and could result in legal liability to you and/or to the Company. Unless specifically authorized the Board or the Chief Executive Officer, you should not under any circumstances provide information or discuss matters involving the Company with the news media, the investment community or stockholders, even if you are contacted directly by such persons. You should refer all such contact or inquiries to our Compliance Officer at (978) 600-7038. The restrictions in this paragraph apply whether or not you identify yourself as associated with the Company. If material nonpublic information is inadvertently disclosed by any employee, officer, Director or consultant, you should immediately report the facts to the Compliance Officer so that the Company may take appropriate remedial action.
9.ADDITIONAL RESTRICTIONS RELATED TO INSIDERS. All members of the Board of Directors of the Company, all officers of the Company who constitute “officers” for purposes of Section 16 of the Exchange Act, and the rules promulgated thereunder (“Section 16 Officers”) and those other officers and employees of the Company who have been designated by the Company as significant employees as well as all Affiliated Parties (collectively, “Insiders”), shall be subject to the additional guidelines and restrictions set forth in this Section 9. The list of designated employees shall be maintained by the Compliance Officer (or any designees) in consultation with the Chief Financial Officer and Corporate Controller and shall be updated at least quarterly. If you are designated as an Insider and subject to the restrictions in this Section 9, you will be notified of the applicable trading windows and blackouts.
(a)Quarterly Trading Windows. Insiders may only engage in transactions in Company Securities during four (4) quarterly trading windows. In each quarter, the trading window begins at the open of trading on the third (3rd) full trading day after the Company’s widespread, public release of its earnings for the immediately preceding quarter (or, in the case of the first quarter of any year, for the immediately preceding fiscal year) and ends at the close of trading on the fourteenth (14th) day before the end of the quarter. No Insider may engage in transactions in Company Securities during any period outside of a trading window, other than pursuant to an approved 10b5-1 plan.

(b)Special Trading Blackouts. If the Compliance Officer determines that an event has occurred or development is pending that makes it inappropriate for some or all Insiders to engage in transactions in Company Securities, the Compliance Officer may subject such Insiders (or other employees or consultants, as appropriate) to a special trading blackout (a “Special Trading Blackout”). The Compliance Officer (or his or her designee) may, in the Compliance Officer’s discretion, notify such Insiders (or any number of them) that they are subject to such Special Trading Blackout at any time during the Special Trading Blackout. If any such Insider requests approval of a transaction in Company Securities during such Special Trading Blackout, the Compliance Officer (or his or her designee) will reject such transaction request and will notify such Insider that he or she is subject to a Special Trading Blackout. The Compliance Officer shall not be obligated to disclose to any Insider the reason for any such Special Trading Blackout. No Insider may engage in any transaction in Company Securities while he or she is subject to a Special Trading Blackout (even if such transactions would otherwise occur during a quarterly trading window). The existence of a Special Trading Blackout will not be announced to the Company as a whole, and no Insider should communicate the existence of a Special Trading Blackout to any other person (including any other Insider).
(c)Preclearance. Directors and Section 16 Officers must pre-clear all trades with the Compliance Officer (or his or her designee) in accordance with the following procedures:
(i)The Director or Section 16 Officer must notify the Compliance Officer (or his or her designee) of the amount and nature of the proposed transaction using the Stock Transaction Request form attached to this Insider Trading Policy, delivering the form at least two (2) business days prior to the intended date of the proposed transaction, to the extent practicable (in order to provide adequate time for, among other things, the preparation of any required reports under Section 16 of the Exchange Act);
(ii)The Director or Section 16 Officer must certify to the Compliance Officer (or his or her designee) in writing prior to the proposed transaction that he or she is not in possession of material, nonpublic information concerning the Company and that the proposed transaction does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 under the Securities Act of 1933, as amended;
(iii)Before trading, the Compliance Officer (or his or her designee) must have approved the proposed transaction in writing, including via electronic mail; and
(iv)After receiving the Compliance Officer’s (or his or her designee’s) certified written approval to engage in a transaction, an Insider must complete the proposed transaction within five (5) business days or the approval will lapse. Approval may be withdrawn at any time before the end of such five (5) business day period if the transaction has not yet been executed and there is a change in circumstances. In addition, the approval will automatically be withdrawn at the end of the trading window in which it was granted or at the beginning of any Special Trading Blackout applicable to the person who received such approval, if the transaction has not yet been executed.
(d)Post-Trade Reporting; Section 16 Rules and Restrictions. Any transaction in Company Securities by any Section 16 Officer, Director or Affiliated Party thereof (including, but not limited to, any transaction effected pursuant to a Rule 10b5-1 Plan and any exercise of an option to purchase Company Securities) must be reported to the Compliance Officer on the same day on which such transaction occurs. It is imperative that Section 16 Officers and Directors comply with this provision, given that Section 16 of the Exchange Act generally requires that executive officers and Directors report changes in beneficial ownership of Company Securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
Section 16 Officers and Directors are subject to the SEC’s short-swing profit regulation, which requires Company insiders to return any profits to the Company made from the purchase and sales of Company Securities if both transactions occur within a six-month period (so called “short-swing profits”). Nothing in this Insider Trading Policy shall be construed as a modification of those rules and restrictions.
10.INDIVIDUAL RESPONSIBILITY. You are individually responsible for complying with this Insider Trading Policy and for ensuring that your Affiliated Parties comply with this Insider Trading Policy. In all cases, the responsibility for determining whether you are in possession of material, nonpublic information rests with you, and any action on the part of the Company, the Compliance Officer, or any other employee or Director pursuant to this Insider Trading Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under securities laws.
11. REPORTING OF VIOLATIONS. If you or any of your Affiliated Parties violate this Insider Trading Policy or any federal, state or foreign laws governing insider trading, or know of any such violation by any Director, officer, employee or consultant of the Company (or their respective Affiliated Parties), you must report the violation immediately to our Compliance Officer at (978) 600-7038 or anonymously via the Compliance and Ethics Hotline at (855) 409-9992. However, if (a) the conduct in question involves our General Counsel, (b) you have reported the conduct to our General Counsel (in his or her capacity as Compliance Officer) and do not believe that he or she has dealt with it properly, or (c) you do not feel that you can discuss the matter with our General Counsel (in his or her capacity as Compliance Officer), then you may raise the matter with our Chief Financial Officer (in his or her capacity as alternate Compliance Officer) at (978) 600-7797.
12.ACKNOWLEDGMENT. Upon first receiving a copy of this Insider Trading Policy, each Director, officer and employee of the Company and each consultant to the Company must sign an acknowledgment (in the form attached to this Insider Trading Policy) that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy. This acknowledgment will constitute consent for the Company to (a) impose sanctions for violations of this Insider Trading Policy or federal, state or foreign laws governing insider trading and (b) issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance with this Insider Trading Policy. The Company may require re-acknowledgement on an annual basis.

13.MODIFICATIONS. The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. The Company will deliver you notice of any such change by regular or electronic mail (or other delivery option used by the Company). You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you.
14.QUESTIONS. You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this Insider Trading Policy. Please direct all questions to our Compliance Officer at (978) 600-7038.
* * * *
Your failure to observe this Insider Trading Policy could lead to significant legal problems, including civil and criminal penalties, and could have other serious consequences, including the termination of your employment or consultancy, as applicable.
AMENDED: October 24, 2012
AMENDED: September 2, 2014
AMENDED: May 17, 2017
AMENDED: May 24, 2022
AMENDED: March 23, 2023

ACKNOWLEDGEMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of Insulet Corporation (the “Company”). I also understand and agree that I will be subject to sanctions, including termination of employment and damages, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Date:	Signature:

Name:
(Please Print)

Title:

(Acknowledgement to Insider Trading Policy)

S T O C K T R A N S A C T I O N R E Q U E S T
(Directors and Section 16 Officers Only)

Pursuant to Insulet Corporation’s Insider Trading Policy, I hereby notify Insulet Corporation (the “Company”) of my intent to trade the securities of the Company as indicated below.

REQUESTER INFORMATION

Insider’s Name:______________________

INTENT TO PURCHASE
Number of shares:
Intended trade date:

Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):________
	☐	Purchase through a broker on the open market
	☐	Other (please specify):_____________________________________

INTENT TO SELL
Number of shares:
Intended trade date:

Means of selling shares:	☐	Sale through employee benefit plan (please specify):_____________
	☐	Sale through a broker on the open market
	☐	Other (please specify):_____________________________________

CERTIFICATION
I hereby certify that (i) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy, (ii) to the best of my knowledge, the proposed trade(s) listed above does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended (which is applicable to restricted or unregistered securities only), and (iii) I am not purchasing any securities of the Company on margin in contravention of the Company’s Insider Trading Policy. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination and damages.

Insider's Signature	Date
AMENDED: May 24, 2022